Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment to Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated May 2, 2016, relating to the consolidated financial statements of BioPharmX Corporation, which appears in the Annual Report on Form 10-K of BioPharmX Corporation for the year ended January 31, 2016. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
September 26, 2016